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                                 SCHEDULE 13G


AES China Generating Co. Ltd.
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(Name of Issuer)

Class A Common Stock
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(Title of Class of Securites)

G01096109
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(CUSIP Number)

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Name of Reporting Person
             John W. Bristol & Co., Inc.
             13-2944656
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Check Box B for type of group member
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Place of Organization
             233 Broadway
             New York, NY 10279
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NUMBER OF SHARES BENEFICIALLY OWNED
             -0-
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Type of Reporting Person
             IA Investment Advisor
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For more Information call:
Johanna Fooshee
John W. Bristol & Co., Inc.
212-267-9000
fax: 212-962-4830
August 8, 1997